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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                        --------------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                     --------------------------------------

                           NATIONAL AUTO CREDIT, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                                      34-1816760
(State of incorporation or organization)       (IRS Employer Identification No.)


            555 Madison Avenue, 29th Floor, New York, New York         10022
      (Address of principal executive offices)                        (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class       Name of each exchange on which
      to be so registered       each class is to be registered
      -------------------       ------------------------------
      None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities  Act registration statement file number to which this form relates:
            Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:
            Stock Purchase Rights
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Item 1.  Description of Registrant's Securities to be Registered.

            On September 26, 2001, the Board of Directors of National Auto Credit, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on October 8, 2001 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series D Junior Participating Preferred Stock, par value $.05 per share (the "Series D Preferred Stock") at a Purchase Price of $5.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer& Trust Company, as Rights Agent.

            The Rights Agreement (including all exhibits thereto) is listed as
Exhibit 4.1 below and is hereby incorporated herein by reference. The description of the Rights contained in the Company's Current Report on Form 8-K dated October 9, 2001 is hereby incorporated by reference herein. Such description of the Rights is qualified in its entirety by reference to the Rights Plan and such exhibits thereto.

Item 2.   Exhibits.
          --------

Exhibit No.       Description
----------        -----------
   4.1            Rights Agreement, dated as of September 26, 2001, between the
                  Company and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation for the Series
                  D Junior Participating Preferred Stock as Exhibit "A", the form of Rights Certificate as Exhibit "B" and the Summary of Rights to Purchase Preferred Stock as Exhibit "C"
                  (concurrently filed as Exhibit 4.1 to the Company's Current
                  Report on Form 8-K, dated October 9, 2001, and incorporated herein by reference).















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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                    NATIONAL AUTO CREDIT, INC.



                            By: /s/ James J. McNamara
                                    ----------------------------
                                    Name:  James J. McNamara
                                    Title:   Chief Executive Officer


Date: October 9, 2001














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                                 EXHIBIT INDEX


  Exhibit No.      Description
  -----------      -----------

    4.1 Rights Agreement, dated as of September 26, 2001, between the Company and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation for the Series D Junior Participating Preferred Stock as Exhibit "A", the form of Rights Certificate as Exhibit "B" and the Summary of Rights to Purchase Preferred Stock as Exhibit "C" (concurrently filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated October 9, 2001, and incorporated herein by reference).